UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2023

Life360, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-56424	26-0197666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 South Norfolk Street, Suite 310 San Mateo, CA 94403
(Address of principal executive offices, including zip code)

(415) 484-5244
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)
______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.	None.	None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02     Results of Operations and Financial Condition.
We are furnishing this Current Report on Form 8-K in connection with the disclosure of information, in the form of textual information from a media release issued on May 15, 2023. A copy of the media release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The media release included within Item 2.02 of this Current Report on Form 8-K is available on our website located at www.life360.com, although we reserve the right to discontinue that availability at any time.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Lauren Antonoff
On May 15, 2023, Life 360, Inc. (the “Company”) announced the appointment of Lauren Antonoff as its Chief Operating Officer, effective May 2, 2023.
Since January 2022, Ms. Antonoff has been a Limited Partner at Operator Collective. Prior to joining Operator Collective, Ms. Antonoff, 52, served as President, Independents at GoDaddy Inc. (“GoDaddy”) an internet domain registrar and web hosting company, from November 2019 to January 2022. Previously, she served as Senior Vice President & General Manager, Presence and Commerce at GoDaddy from March 2015 to November 2019. Prior to GoDaddy, Ms. Antonoff spent over 18 years at Microsoft Corporation, a computer software company, serving in various program manager roles culminating as Director, Program Management for SharePoint. Ms. Antonoff has also served on the Board of Directors of Momentive Global Inc. since August 2022. Ms. Antonoff received a Bachelor of Arts in Rhetoric and Political Science from the University of California, Berkeley.
On May 2, 2023, Ms. Antonoff entered into an Employment Agreement with the Company (the “Employment Agreement”). In connection with Ms. Antonoff’s appointment as Chief Operating Officer, she will receive an annual base salary of $450,000 with an annual performance bonus target of 50% of her annual base salary. Additionally, she will receive a one-time signing bonus of $80,000.
Subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors of the Company, Ms. Antonoff will also be granted restricted stock unit (“RSU”) awards in the aggregate amount of $4 million. The RSUs will vest over three years, with one third of the RSUs vesting on the one-year anniversary of the vesting commencement date, and the remaining RSUs vesting in equal monthly installments thereafter. Upon the approval of the Committee, Ms. Antonoff is also entitled to an initial refresh RSU award in the aggregate of $2 million, at the earliest of (i) the grant date of equity refresh awards to other senior executives, or (ii) May 2, 2024, as well as a second refresh RSU grant award in the aggregate of $2 million, at the earliest of (i) the grant date of equity refresh awards to other senior executives for the fiscal year starting January 1, 2025, or (ii) May 2, 2025. The vesting of Ms. Antonoff’s RSUs is contingent upon her continuous employment at the Company through each such vesting date.
Ms. Antonoff will enter into an indemnification agreement with the Company consistent with the form of the existing indemnification agreement entered into between the Company and its executive officers.
There are no arrangements or understandings between Ms. Antonoff and any other persons pursuant to which Ms. Antonoff was appointed as Chief Operating Officer of the Company. There are also no family relationships between Ms. Antonoff and any director or executive officer of the Company, and she has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Effective Date of Departure of CJ Prober
As previously disclosed, Charles (CJ) Prober will step down from his current positions as President of the Company and as Chief Executive Officer of the Company’s subsidiary, Tile, Inc. following Ms. Antonoff’s appointment as Chief Operating Officer. On May 12, 2023, the Company and Mr. Prober agreed to amend Mr. Prober’s separation agreement to change his date of departure to July 7, 2023. A summary of Mr. Prober’s separation agreement was previously disclosed in the Company’s Current Form on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on January 19, 2023. Such description does not purport to be complete and is qualified in its entirety by reference to the separation agreement, which will be filed with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Media release of the Registrant dated May 15, 2023

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE360, INC.

Dated:	May 15, 2023	By:	/s/ Russell Burke
Russell Burke

Chief Financial Officer